Exhibit 5.1

July 5, 2012

New America Energy Corp.
3651 Lindell Rd., Ste D#138
Las Vegas, NV89103

Gentlemen:

You have requested our opinion, as counsel for New America Energy Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Amendment No. 1 to Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 9,500,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares to sold by the selling security-holders will be duly authorized and legally issued, fully paid and non-assessable at such time as the shares are issued.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Gregg E. Jaclin
      Gregg E. Jaclin, Partner

      ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188